Exhibit 23

               Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in this Annual Report (Form 10-K) of AFG Investment Trust C of our report dated March 31, 2003, with respect to the financial statements of AFG Investment Trust C, included in the 2002 Annual Report to the Participants of AFG Investment Trust C.

                              /s/  ERNST  &  YOUNG  LLP


Tampa,  Florida
March  26,  2003